Exhibit 99.4

NEWS RELEASE - INNOVA PURE WATER ACQUIRES TWO COMPANIES

Clearwater, Florida June 27, 2005, INNOVA PURE WATER, INC. (IPUR.OB) John E. Nohren, Jr., Chairman and Rose C. Smith, President & CEO announced today the acquisition of two private companies, Numera Software Corporation an expanding proprietary software company and DesertView Management Services, a management consulting firm for an undisclosed amount of restricted common shares and with Innova receiving an undisclosed amount of cash in the transaction.

Both John Nohren and Rose Smith will remain on the Board of Directors. They will continue to assist in the development of additional strategic alliances and the marketing, and expansion of Innova’s patented water filtration technology. Nohren and Smith said they were particularly pleased, as the merger will permit Innova to introduce several new products and enhance Innova’s marketing commitment while combining with currently profitable and growing Companies.

The acquisitions bring Numera into the Corporation as a company with a broad range of advanced computer software, recently introduced nationally. Numera’s software is applicable to normal accounting and management requirements, but offers a wide range of specialized applications including accounting firms, law firms, manufacturing operations, small firms and professional organizations. Excellent growth prospects exist as we believe Numera’s products are both cost as well as performance advantaged over what may be termed the existing mid range products. Nohren and Smith are also very pleased with the new association with DesertView Management Systems, whose President, David L. Zich, is the incoming President of the combined companies, bringing proven management expertise which the parties feel will be invaluable integrating the three companies, yet maintaining the identity and strengths of each to enhance the maximum growth in their respective markets which each company’s products and technology are superior and identifiable to the end user, their customer. We invite you to reference the Innova Internet site frequently as information will be posted shortly, and will include links to both Numera and DesertView, and will be frequently updated relative to the activities of each of the entities that now make up Innova, as well as the water treatment side of our business, which is regaining its sales momentum.

Web sites relative to the respective Companies now part of Innova:

www.innovapurewater.com

www.numera.com

www.desertview.com

For further information contact:

Shareholder Relations

(417) 337-0637

or email @ ipurinfo@yahoo.com